Exhibit 10.11
Tatum
Executive Services Agreement
December 5, 2007
Mr. Alan B. Levan
Levitt Corporation
2100 W. Cypress Creek Road
Ft. Lauderdale, FL 33309
Dear Alan:
Tatum, LLC (“Tatum,” “we,” or “us”) is pleased that Levitt Corporation (the “Company”, “you” or “your”) desires to employ Patrick Worsham, a member of Tatum (the “Employee”), to serve as a part of the office of the CFO of the Company, with a title to be determined as the role is more fully defined. The Employee’s status shall be at-will, and nothing in this Agreement shall alter the Company’s ability to terminate the Employee, with or without cause or notice; provided, however, if termination of this Agreement is under Section 4(a) of Exhibit A the Company shall continue to pay Tatum and the Employee during the 30 day notice period. This letter along with the terms and conditions attached as Exhibit A and any other exhibits or schedules attached hereto (collectively, the “Agreement”) confirms our mutual understanding of the terms and conditions upon which we will make available to you the Employee and Tatum’s intellectual capital to the Employee for use in connection with the Employee’s employment relationship with you.
Effective as of December 10, 2007, the Employee will become your employee serving in the capacity set forth above. The Employee will work on a full-time basis and be subject to the Company’s policies and supervision, direction and control of and report directly to the Company’s management. While the Employee will remain a member of Tatum and have access to Tatum’s intellectual capital to be used in connection with the Employee’s employment relationship with you, we will have no supervision, direction or control over the Employee with respect to the services provided by the Employee to you.
You will pay directly to the Employee a salary of $25,200 a month (“Salary”). In addition, you will reimburse the Employee for all travel related and out-of pocket expenses incurred by the Employee in connection with his services to the Company. These will include reasonable accommodations, meals and travel related costs as approved by the Company. In addition, you will pay directly to Tatum a fee of $10,800 per month (“Fees”). Seventy percent of any cash or equity incentive bonus shall be paid directly to the Employee and the remaining 30% shall be paid/granted directly to Tatum.
Payments to the Employee shall be made in accordance with the Company’s standard payroll and expense reimbursement policies. Payments to Tatum should be made in accordance with the instructions set forth on Exhibit A at the same time payments are made to the Employee.
In lieu of the Employee participating in the Company-sponsored employee health insurance plans, the Employee will remain on his or her current health insurance plans. You will reimburse the Employee for amounts paid by the Employee for health insurance for himself and his family of up to the lesser of the amount provided to other similar senior level employees or actual amounts paid by the employee which will be based upon presentation of reasonable documentation of premiums paid by the Employee. In accordance with the U.S. federal tax law, such amount will not be considered reportable W-2 income, but instead, non-taxable benefits expense.

As an employee, the Employee will be eligible to participate in the Company’s 401(k) Plan upon completion of the eligibility requirements set forth in the Plan document. The Employee will be eligible for vacation and holidays consistent with the Company’s policy as it applies to senior management. The Employee will be exempt from any delay periods otherwise required for vacation and holiday eligibility.
You will have the opportunity to make the Employee a full-time member of Company management at any time during the term of this Agreement by entering into another form of Tatum agreement, the terms of which will be negotiated at such time.
As a condition to providing the services hereunder, we require a security deposit in an amount equal to $25,000 (the “Deposit”), which will only be used by us under the limited circumstances described on Exhibit A. The Deposit is due upon the execution of this Agreement.
The Company will provide Tatum or the Employee with written evidence that the Company maintains reasonable directors’ and officers’ insurance covering the Employee at no additional cost to the Employee and the Company will maintain such insurance at all times while this Agreement remains in effect. Furthermore, the Company will maintain such insurance coverage with respect to occurrences arising during the term of this Agreement for at least three years following the termination or expiration of this Agreement or will purchase a directors’ and officers’ extended reporting period or “tail” policy to cover the Employee.
We appreciate the opportunity to serve you and believe this Agreement accurately reflects our mutual understanding. We would be pleased to discuss this Agreement with you at your convenience. If the foregoing is in accordance with your understanding, please sign a copy of this Agreement and return it to my attention.
Sincerely,
Tatum, LLC
/s/ A. Michael McCracken
A. Michael McCracken
Managing Partner
Accepted and agreed:
Levitt Corporation
By: /s/Susan D. McGregor
Name: Susan McGregor
Title: EVP—Human Resources

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